Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Reed’s, Inc. 2020 Equity Incentive Plan, as amended December 30, 2021, of our report dated May 15, 2023, relating to the financial statements of Reed’s, Inc. as of December 31, 2022 and 2021, (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), which appear in Reed’s, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on May 15, 2023

/s/Weinberg & Company, P.A.

Los Angeles, California

May 15, 2023